                                                   Exhibit 99.1

NEWS RELEASE

Ocean Power Technologies Successfully Deploys PB40 PowerBuoy Off the Coast of New Jersey

PENNINGTON, N.J., July 28, 2015 (GLOBE NEWSWIRE) -- Ocean Power Technologies, Inc. (Nasdaq:OPTT) ("OPT" or "the Company") announced today that it has successfully deployed its PB40 PowerBuoy off the coast of New Jersey. The deployment is OPT’s first since late 2013 and is a critical step in its intensified efforts to commercialize its technology. In addition to further validating the logistical processes associated with permitting, staging, and buoy towing to its mooring location approximately 30 nautical miles southeast of the New York City Harbor, the operational buoy will provide the company with key performance data to accelerate ongoing product commercialization and technology development efforts.

The PB40 PowerBuoy weighs 130 tons, is 110 feet in length, operates in 45 meters or more of water, and incorporates new design features including a high voltage electric power generation, distribution and management system, as well as an advanced energy storage system to provide autonomous power for offshore applications. The PB40 is permitted to operate at this location for a period of one year during which performance and wave data will be collected and transmitted to its monitoring and analysis center at OPT headquarters in Pennington, NJ.

In addition, OPT anticipates deploying its APB350 A1 PowerBuoy later this summer and also readying its APB350 A2 PowerBuoy for deployment by the end of calendar 2015 as part of its strategic pivot to key autonomous offshore commercial applications and markets.

George H. Kirby, President and Chief Executive Officer of OPT commented, "This deployment is the culmination of the tremendous effort and dedication of the entire OPT team, deepening our expertise and solidifying our leadership in renewable wave energy conversion technology. We are very proud of this achievement and we look forward to assessing the buoy’s performance, which will provide an important step in furthering our discussions with customers in our target markets. Our goal is to bring reliable, cost-effective offshore power solutions to markets that will provide viable alternatives to higher-cost solutions and enable many new customer applications that are currently not available."

Mr. Kirby continued, "I again would like to thank the US Department of Energy for its investment in this program, as well as the European Union for its investment in support of the PB40 development and in the advancement of the global marine renewable energy industry. I would also like to note that we continue to make significant progress on our commercial generation APB350 A2 PowerBuoy, and we have begun development of our PB10 PowerBuoy, both of which are critical parts of our technology roadmap and overall commercialization strategy. The A2 design includes an optimized hull geometry for improved wave energy extraction as well as reduced fabrication, transportation and deployment costs. PB10 will provide significantly more power generation capacity with a nominal increase in weight for applications requiring greater power. I am very excited about the progress we are making on our commercialization plan as we remain focused on our vision of transforming the world through innovative ocean energy solutions.”

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies (Nasdaq:OPTT) is a pioneer in renewable wave-energy technology that converts ocean wave energy into electricity. OPT's proprietary PowerBuoy® technology is based on a modular design and has undergone periodic ocean testing since 1997. OPT specializes in cost-effective and environmentally sound ocean wave based power generation and management technology.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

CONTACT:

Company Contact:

Mark A. Featherstone,

Chief Financial Officer of OPT

Phone:

(609)730-0400

Investor Contact:

Shawn Severson

The Blueshirt Group

Phone:

(415)489-2198